Issuer Free Writing Prospectus

Registration No. 333-163560

Issuer Free Writing Prospectus dated March 26, 2010

Relating to Prospectus Supplement dated March 26, 2010 to Prospectus dated February 16, 2010

1ST MARINER BANCORP

SUBSCRIPTION INSTRUCTIONS

The enclosed Subscription Agreement (the “Subscription”) must be filled out and executed, with specific attention to the following points:

1.                                       Registration of Shares:

Please enter the full name(s) in which the shares subscribed for are to be registered and, if the name(s) are not those of individual(s), indicate the type of organization involved (e.g., corporation, partnership, or trust). For qualified retirement plans, provide exact wording for ownership registration.

For joint ownership or gifts to minors, use the abbreviations set forth below:

A.                             COM PRO—Community Property (Note: Stock held as community property can be registered as “John Doe as COM PRO” and requires only one signature.)

B.                               TEN COM—Tenants in Common

C.                               JT TEN—Joint Tenants with Right of Survivorship

D.                              Trustee Ownership should be registered as “John Doe, as Trustee of (Name of Trust).”

E.                                Custodian under Uniform Gifts to Minors Act should be registered as “(Custodian’s Name) for (Minor’s Name) under UGMA of (State).”

For investment through self-directed plans or brokerage accounts: Contact your broker, plan administrator, trustee or custodian for instructions and procedures to subscribe.

2.                                       Delivery of Subscription:

Delivery of the Subscription and payment must be made by April 12, 2010 using one of the following methods:

By Mail, Hand or Overnight Courier:
First Mariner Bancorp
Attn: Paul B. Susie, Chief Financial Officer
1501 S. Clinton Street
Baltimore, Maryland  21224

Phone No.: (443) 573-4821

All payments must be made in U.S. currency by check or bank draft payable to “1st Mariner Bancorp Subscriber Account,” drawn upon a U.S. bank. Subscribers are encouraged to submit payment via wire transfer or by certified funds. If paying by uncertified check, please note that the funds paid thereby may take five or more business days to clear. The Company’s escrow agent will hold such funds until the Company accepts or rejects the Subscription. Once you submit your Subscription and payment, you will not be able to revoke your Subscription or request a refund of monies paid. If the Company does not accept your Subscription, the Company will return any amount, without interest or deduction, received in payment of the subscription price.

Payment Wiring Instructions:

Bank Name: CFG Community Bank

Address:	1422 Clarkview Rd.
Baltimore, MD 21209

Routing Number: 052073519

Account Number: 509302097

3.                                       Issuance of Common Stock; Return of Subscription Funds:

The following deliveries and payments will be made to the address shown on the Subscription:

(a)                            Share Certificates. As soon as practicable after acceptance of the Subscription by the Company, the Company’s transfer agent will mail to the address shown on the Subscription a share certificate representing the number of shares of common stock purchased by the subscriber.

(b)                           Excess Payments. As soon as practicable after rejecting any or all of the Subscription, the Company will mail to the subscriber any amount, if any, without interest or deduction, received in payment of the subscription price in excess of the purchase price of shares purchased.

4.                                       Questions:

If you have questions regarding the Rights Offering or the Offering, you make contact our Chief Financial Officer, Paul B. Susie, at (443) 573-4821.  Additionally, we have appointed Laurel Hill Advisory Group, LLC as information agent for the Rights Offering and the Offering. Any questions or requests regarding the Rights Offering and the Offering may also be directed to Laurel Hill Advisory Group, LLC at (888) 742-1305 (toll free) Monday through Friday (except bank holidays), between 10:00 a.m. and 4 :00 p.m., Eastern Time.

The Company, in its sole discretion, reserves the right to reject any Subscription, in whole or in part, for any reason whatsoever.

SUBSCRIPTION AGREEMENT

1ST MARINER BANCORP

The undersigned (“Subscriber”) hereby irrevocably subscribes for and agrees to purchase the number of shares indicated below of common stock being offered by 1st Mariner Bancorp (the “Company”) at the purchase price of $1.15 per share.

The undersigned Subscriber attests that he, she or it has received and read the Company’s prospectus dated February 16, 2010 and prospectus supplement dated March 26, 2010 (together, the “Prospectus”), and understands the disclosures set out in the Prospectus. Further, the undersigned Subscriber acknowledges that by signing this subscription, he, she or it is attesting that he, she or it is aware of the absence of deposit insurance covering the securities being sold.

This subscription is subject to the availability of shares, and the sole discretion of the Company to accept or reject this and any other subscription, in whole or in part, for any reason.

The undersigned hereby subscribes for                       shares of the Company’s common stock at the subscription price of $1.15 per share for an aggregate subscription amount of $                        (Enclosed).

This subscription is irrevocable. The Company shall have the power to release, settle or compromise (on such terms and conditions as the Company may prescribe in its sole discretion) any subscription or claim, dispute or action arising out of a subscription for shares.

If the address below is within the United States, the undersigned hereby certifies that:

1.                        The number shown on this subscription is my correct taxpayer identification number (or I am awaiting issuance of same), and

2.                        I am not subject to backup withholding because: (a) I am exempt, or (b) I have not been notified by the IRS that I am subject to backup withholding, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

3.                        I am a U.S. person (including a U.S. resident alien).

Complete the following indicating the exact name(s) in which the shares are to be registered:

Name & Residence Address (If subscriber is an individual)	Name & Business Address (If subscriber is an entity)

Telephone:	Telephone:
Social Security or Tax I.D. #	EIN or Tax I.D. #

Signature	Signature

Title
Date:	Date:

COMPANY USE ONLY.  DO NOT COMPLETE THIS SECTION.

The foregoing subscription is accepted by 1st Mariner Bancorp.  Receipt is hereby acknowledged of:  $

By:
Authorized Signature

Date:	Number of Shares:	Subscription #

The Company has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the Rights Offering and the Public Offering to which this communication relates.  Before you invest, you should read the prospectus and the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll free 1-888-742-1305.  The documents can also be obtained for free from the “Investor Relations — Documents” section of the Company’s website at
http://www.snl.com/Irweblinkx/doc.aspx?IID=1024706&DID=10449498.